Exhibit 99.3
AMENDMENT NO. 1
to
REGISTRATION RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of September 30, 2008, by and between Altair Nanotechnologies, Inc., a Canadian corporation (the “Company”), and Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”). For purposes of this Amendment, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Registration Rights Agreement dated November 29, 2007, entered into by and between the Company and Investor (the “Registration Rights Agreement”).
RECITALS
     WHEREAS, pursuant to that certain Stock Purchase and Settlement Agreement of even date herewith (the “Purchase and Settlement Agreement”) by and between the Company and Investor, the Company shall issue to Investor up to 8,000,000 shares of the Company’s common stock (the “New Shares”); and
     WHEREAS, in order to induce Investor to enter into the Purchase and Settlement Agreement, the Company has agreed to provide for certain registration rights for the New Shares on the terms and conditions set forth in the Registration Rights Agreement, as amended by this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereto agree as follows:
     1. Addition of Defined Term. The following defined term is added to Section 1 of the Registration Rights Agreement immediately following the definition of Purchase Agreement:
“Purchase and Settlement Agreement” means that certain Stock Purchase and Settlement Agreement dated September        , 2008, by and between the Company and Investor.
     2. Amendment to Definition of Shares. The definition of “Shares” in Section 1 of the Registration Rights Agreement is hereby deleted and replaced in its entirety with the following:
“Shares” means the shares of Common Stock issued to Investor pursuant to the Purchase Agreement and the Purchase and Settlement Agreement.
     3. Full Force and Effect. Except as amended hereby, the Registration Rights Agreement shall remain in full force and effect and all other provisions of the Registration Rights Agreement shall remain unchanged.
     4. Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile or other electronic means of delivery of a photocopy, each of which shall be an original, but all of which together shall constitute one instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Amendment No. 1 to Registration Rights Agreement is hereby executed as of the date first above written.

“COMPANY” ALTAIR NANOTECHNOLGIES INC. a Canadian corporation
By:	/s/ Terry Copeland
Name:	Terry Copeland
Title:	President and CEO

“INVESTOR” AL YOUSUF, LLC a United Arab Emirates limited liability company
By:	/s/ Iqbal Al Yousuf
Name:	Iqbal Al Yousuf
Title:	President